UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report: March 18, 2019 (March 14, 2019)

PLURISTEM THERAPEUTICS INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

001-31392	98-0351734
(Commission File Number)	(IRS Employer Identification No.)

MATAM Advanced Technology Park Building No. 5 Haifa, Israel	3508409
(Address of Principal Executive Offices)	(Zip Code)

011 972 74 710 8600
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2019, Mr. Erez Egozi and the board of directors of Pluristem Therapeutics, Inc. (the “Company”) mutually agreed that Mr. Egozi will cease to be the Chief Financial Officer, Treasurer and Secretary of the Company, effective as of March 17, 2019. The determination was based on personal reasons and not as a result of any disagreement of Mr. Egozi with the Company. On March 14, 2019, Mrs. Chen Franco-Yehuda, 35, was appointed as the Company’s Chief Financial Officer, Treasurer and Secretary, effective as of March 17, 2019.

Prior to her appointment as Chief Financial Officer, Mrs. Franco-Yehuda served as the Company’s Head of Accounting and Financial Reporting since July 2016 and, prior to that, the Company’s Controller since May 2013. Before joining the Company, from October 2008 to April 2013, Mrs. Franco-Yehuda served as a manager of audit groups relating to public and private companies in various industries at PricewaterhouseCoopers (PwC) and also as a lecturer of accounting classes at the Open University of Israel from 2009 to 2014. Mrs. Franco-Yehuda holds a bachelor's degree in economics and accounting from Haifa University, and is a certified public accountant in Israel.

No family relationships exist between Mrs. Franco-Yehuda and any of the registrant's directors or other executive officers. Other than Mrs. Franco-Yehuda’s existing employment agreement with the Company, there are no arrangements between Mrs. Franco-Yehuda and any other person pursuant to which Mrs. Franco-Yehuda was selected as an officer, nor are there any transactions to which the registrant is or was a participant and in which Mrs. Franco-Yehuda has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLURISTEM THERAPEUTICS INC.

Date: March 18, 2019	By:	/s/ Yaky Yanay
	Name:	Yaky Yanay
	Title:	Co-Chief Executive Officer